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                                                                   EXHIBIT 5.1

                                  June 18, 2001

Kanakaris Wireless
65 Enterprise, Suite 365
Aliso Viejo, California 92656

Ladies and Gentlemen:

         At your request, we have examined the form of registration statement on Form S-8 (the "Registration Statement") to be filed by Kanakaris Wireless, a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the purpose of registering 3,000,000 shares of common stock, $0.001 par value, of the Company (the "Shares"), which Shares have been issued or are issuable to Peter Benz pursuant to agreements that are attached as exhibits to the Registration Statement.

         We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Shares to be issued and sold pursuant to the Registration Statement have been duly authorized and, when issued, delivered and paid for in the manner and upon the terms contemplated by the Registration Statement will, upon such issuance and sale, be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                             Respectfully submitted,

                             /s/ RUTAN & TUCKER, LLP